EXHIBIT 10(ee)
                      EXECUTIVE RETIREMENT AGREEMENT

           THIS AGREEMENT made and entered into as of April 26, 1994, between TECH-SYM CORPORATION (the "Company") and RICHARD F. MILES (the "Executive").

                           W I T N E S S E T H:

           WHEREAS, the Executive has rendered outstanding service to the Company over a period of years and the Executive's experience and knowledge of the affairs of the Company and his reputation and contacts are extremely valuable to the Company; and

           WHEREAS, in recognition of the Executive's service to the Company and to encourage the Executive's continued service, the Company is desirous of offering him, in addition to his regular compensation and termination benefits, certain retirement benefits;

           NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.    BENEFITS

      1.1 QUALIFICATIONS FOR RETIREMENT BENEFITS. The Executive (or his surviving spouse, as the case may be) shall be entitled to receive the retirement (or death) benefits provided by this Agreement following his termination of employment with the Company unless his employment with the Company is terminated (i) voluntarily by the Executive prior to his attaining age 62, other than due to a Total Disability (as defined below),
(ii) by the Company for Cause (as defined below) or (iii) by the Company for any other reason (other than due to a Total Disability) prior to both a Change in Control (as defined in the Termination Agreement described in Section 1.2(b) below) and the 10th anniversary of the Executive's employment commencement date with the Company ("Employment Date"); provided, however, if the Executive's employment is terminated by the Company (other than for Cause or Total Disability) prior to a Change in Control and on or after the 10th anniversary, but before the 15th anniversary, of his Employment Date, the Executive (or his surviving spouse, as the case may be) shall be entitled to receive only a percentage ("Vested Percentage") of the retirement (or death) benefits otherwise provided under this Agreement, based on the following schedule:

                 Executive's Whole Years of            TERMINATION DATE
                 Continuous Employment at                 PERCENTAGE

                     10, but less than 11                      50%
                     11, but less than 12                      60%
                     12, but less than 13                      70%
                     13, but less than 14                      80%
                     14, but less than 15                      90%
                     15 or more                               100%

      A termination of employment that would entitle the Executive (or his spouse) to receive retirement (or death) benefits as provided hereunder is hereafter referred to as a "Qualified Termination."

      For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder only upon (i) the willful and continued failure by the Executive to perform substantially the Executive's duties with the Company, other than any such failure resulting from the Executive's incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the "Board") that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties or (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, an act or failure to act on the Executive's part shall be considered "willful" if done or omitted to be done by the Executive otherwise than in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

      1.2 AMOUNT OF RETIREMENT BENEFITS. Following a Qualified Termination the Executive shall receive, beginning with the later of the date of such Qualified Termination or the Executive's 62nd birthday (the "Commencement Date"), an annual retirement benefit equal to 65% of the highest rate of annual base salary in effect for the Executive with the Company at any time prior to the Executive's 61st birthday (the "Base Salary") with such benefit payable on each January 1 on or after the Commencement Date on which he is living; provided, however, that if the Executive's Commencement Date is other than on January 1, the Executive shall receive a partial annual retirement benefit for the remainder of the year in which such Commencement Date occurs in an amount equal to the full annual benefit that will commence on the next January 1 but reduced by a fraction, the numerator of which is the number of calendar months during such year that have elapsed prior to the Commencement Date (with any partial month rounded up to a complete month), and the denominator of which is 12 and such partial benefit shall be paid to the Executive on the first day of the month coinciding with or next following the Commencement Date; provided further, however, that if on the Commencement Date:

      (a) the Executive has not attained the age of 65, the amount of the annual retirement benefit (and partial benefit, if any) shall be reduced by 1.39% for each full calendar month by which his Commencement Date precedes his 65th birthday unless the Board, in its sole discretion, elects to waive all of part of this reduction; and

      (b) the Executive is also entitled to receive benefits under a separate Termination Agreement with the Company dated effective as of May 1, 1991 (as the same may be amended from time to time), then for purposes of subparagraph (a) above the Executive's age as of the Commencement Date shall be increased by (but not beyond age 65) the length of the Termination Period (as defined in the Termination Agreement) remaining as of the date of the Qualified Termination; and

      (c) the Executive is under a Total Disability and entitled (or thereafter becomes entitled) to receive benefits under a group long-term disability plan of the Company, the amount of any such annual disability payments payable under such group plan for such year shall reduce the amount of the annual retirement benefit otherwise payable hereunder for such year and notwithstanding anything in this Section 1.2 to the contrary, if the Executive's employment terminates due to a Total Disability prior to his reaching age 62, (i) his retirement benefits shall not commence hereunder until the Executive reaches age 62 and
           (ii) the reduction under paragraph (a) above for the early commencement of benefits shall be based on the Executive's age as of the date benefits commence hereunder and not on his age as of the date the Executive becomes totally disabled; and

      (d) the Executive's Qualified Termination is due to Section 1.1(iii), Executive (or his surviving spouse, as the case may be) shall be entitled to receive only the Vested Percentage of the retirement (or death) benefits otherwise provided above.

      For purposes of this Agreement, the term "Total Disability" means that, in the opinion of the Executive's physician, the Executive has suffered a mental or physical disability that is expected to be permanent or of long continued duration and which prevents the Executive from continuing full-term his duties with the Company or Subsidiary.

      1.3 DEATH BENEFITS. If the Executive is married on his date of death and such death occurs while he is an employee of the Company or on or after a Qualified Termination, including one due to Total Disability, his surviving spouse ("Spouse") shall receive an annual survivor's benefit hereunder in an amount equal to 37 1/2% of the Executive's Base Salary. The Spouse's benefit shall commence on the first day of the month coinciding with or next following the Executive's date of death. Subsequent payment(s) of the Spouse's benefit shall be made on each anniversary of the date such survivor payments first began, provided that the Spouse is alive on such anniversary date, and shall cease when either a total of 10 annual survivor benefit payments have been paid to the Spouse hereunder or the Spouse dies, whichever occurs first.

      1.4 LUMP SUMS. Notwithstanding Section 1.2 or Section 1.3 hereof to the contrary, the Board, in its sole discretion, may at any time direct that the actuarial present value of any retirement (or death) benefits accrued under this Agreement, as determined in accordance with the actuarial factors and rates then in effect for a lump sum payment (for an immediate or deferred annuity, as the case may be) upon a qualified plan's termination under Pension Benefit Guaranty Corporation regulations, be immediately paid to the Executive (or his spouse, as the case may be) in a lump sum in cash (by check).

      1.5 CONTINUED HEALTH BENEFITS. On and after a Qualified
Termination, the Executive shall be entitled to continue, for as long as he lives, his participation and that of his qualified dependents, if any, in the Company's group health plan for active employees in which the Executive participated immediately prior to such Qualified Termination provided that the Executive continues to pay the regular active employee premium, if any, required by such plan; however, in the event that continued participation by the Executive in such plan after the date of his Qualified Termination is not permitted by the plan or such plan is terminated or benefits under such plan would be taxable to the Executive, the Company shall either obtain comparable coverage under another group health plan of the Company (and under which benefits to the Executive would not be taxable) or, if there is none, an individual insurance policy providing comparable benefits with the Executive paying an amount of the premium therefor that is not greater than that which he would have been required to pay from time to time under the Company's group health plan for active employees had his participation continued in such plan and the Company paying the balance of such cost and any taxes on any income the Executive would have as a result of such Company-provided coverage.

2.    TERMINATION AND AMENDMENT

      2.1 TERMINATION OR AMENDMENT. The Company, by action of the Board, reserves the right to amend or terminate this Agreement for whatever reasons it may deem appropriate as of the first day of the month following the delivery to the Executive of written notice of such amendment or termination; however, no such amendment shall impair, reduce or void the Executive's (or his Spouse's) rights with respect to the continued health benefits provided by Section 1.5 or the retirement (or death) benefits (whether or not in pay status) accrued under this Agreement as of the date of such amendment and further, any termination of this Agreement by the Company shall, notwithstanding anything herein to the contrary, entitle the Executive (or his Spouse, as the case may be) to immediately receive from the Company the lump sum present value of the accrued retirement (or death) benefits as calculated in accordance with Section 1.4.

3.    ADMINISTRATION

      3.1 BOARD DECISION. The Board's decision whether or not to waive the reduction in the amount of benefits payable in the event of the Executive's Qualified Termination prior to reaching age 65, as provided in Section 1.2(a), shall be totally discretionary with the Board and need not be based upon any standard nor be consistent with any past practices and shall be conclusive on all parties.

      3.2 BENEFITS UNFUNDED. This Agreement is completely separate from and is not a part of any other plan, qualified or nonqualified, of the Company and its subsidiaries. The benefits payable hereunder, if any, are in addition to those that may be provided to the Executive under any other plan, arrangement or agreement. Further, the benefits payable hereunder are completely unfunded and shall be payable by the Company solely out of its general assets and the Executive and his spouse shall be unsecured, general creditors of the Company with respect to such benefits; provided, however, the Company, in its discretion, may establish a grantor or "rabbi" trust to pay all or part of the benefits it may be required to pay under this Agreement, in which event this Agreement shall be deemed to be a part of such trust agreement and the Executive hereby waives, with respect to the assets of such rabbi trust, any preference he may have under state law with respect to such assets and acknowledges that he shall be a general, unsecured creditor of the Company with respect to the same.

4.    MISCELLANEOUS

      4.1 NO EMPLOYMENT RIGHTS. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to be continued in the employment of the Company or as a limitation of the right of the Company to discharge the Executive at any time, with or without Cause.

      4.2 ASSIGNMENT. The benefits payable under this Agreement may not be assigned, alienated, pledged, transferred, sold, encumbered or hypothecated in any manner by the Executive or his spouse. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of this Agreement or of such rights, interest and benefits or the levy of any attachment or similar process thereupon shall be null and void and without effect.

      4.3 BINDING EFFECT. The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. Notwithstanding anything herein to the contrary, failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute a termination of this Agreement pursuant to Section 2.1 and entitle the Executive (or Spouse) as the case may be, to immediate payment thereunder. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 4.3 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      4.4 MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and by the President or other authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time.

      4.5 PAYMENTS. The Company may make any payments required by this Agreement, when in the judgment of the Company the recipient is incapacitated by reasons of physical or mental illness or infirmity, to the recipient directly, or to the legal guardian of the recipient.

      4.6 TAXES. The Company shall have the right to deduct from all payments made under this Agreement, any federal, state or local income taxes required by law to be withheld with respect to such payments.

      4.7 VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

      4.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      4.9 EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement includes employment with any corporation in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock.

      4.10 ARBITRATION. Any dispute or controversy arising out of or in connection with this Agreement as to whether the Executive (or his spouse) is entitled to a retirement (or survivor's) benefit, the amount thereof or other matter shall be submitted to arbitration pursuant to the following procedure:

      (a) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.

      (b) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

      (c) The Company shall bear all arbitration costs and expenses, including without limitation any legal fees and expenses incurred by the Executive (or his spouse) in connection with such arbitration procedure.

      (d) The arbitration hearing shall be held at a site in Houston, Texas, to be agreed to by a majority of the arbitrators on ten days' written notice to the parties.

      (e) The arbitration hearing shall be concluded within ten days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within ten days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in the highest court, state or federal, having jurisdiction.

      The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising under this Agreement, and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

      IN WITNESS WHEREOF the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement effective for all purposes as of the date first written above.
                                                 TECH-SYM CORPORATION

DATED:                                           BY: /s/  WENDELL W. GAMEL
                                                 TITLE:      PRESIDENT

                                                     /s/  RICHARD F. MILES
                                                             EXECUTIVE